Exhibit 5.1

1271 Avenue of the Americas | New York, NY 10020

blankrome.com

May 6, 2024

The Board of Directors

Safe and Green Development Corporation
990 Biscayne Blvd., #501, Office 12

Miami, Florida 33132

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Safe and Green Development Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-1 (File No. 333-279122) (as amended through the date hereof, the “Registration Statement”) relating to the offering by the Company of Units of: (a) (i) shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) or (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase shares of Common Stock (the “Pre-Funded Warrant Shares”) in lieu of the Shares, and (b) accompanying Common Stock Warrants (the “Common Warrants”) to purchase shares of Common Stock (the “Common Warrant Shares”). The Registration Statement also relates to the issuance by the Company of Placement Agent Warrants (the “Placement Agent Warrants” and, together with the Pre-Funded Warrants and the Common Warrants, the “Warrants”) to purchase shares of Common Stock (the “Placement Agent Warrant Shares” and, together with the Pre-Funded Warrant Shares and the Common Warrant Shares, the “Warrant Shares”). The proposed maximum aggregate offering price of the Shares and the Warrant Shares is $14,210,000. This opinion is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

In rendering the opinions set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) resolutions adopted by the Board of Directors of the Company, (iii) the amended and restated certificate of incorporation of the Company, (iv) the amended and restated bylaws of the Company, (v) the form of the Common Warrant filed as an exhibit to the Registration Statement, (vi) the form of the Pre-Funded Warrant filed as an exhibit to the Registration Statement, (vii) the form of the Placement Agent Warrant filed as an exhibit to the Registration Statement, and (viii) such other corporate records, agreements, certificates, including, but not limited to, certificates or comparable documents of public officials and of officers and representatives of the Company, statutes and other instruments and documents as we considered relevant and necessary as a basis for the opinions hereinafter expressed.

In rendering this opinion, we have assumed, without inquiry, (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to the original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies; (iii) the legal capacity of all natural persons and the genuineness of all signatures on the Registration Statement and all documents submitted to us; and (iv) that the books and records of the Company are maintained in accordance with proper corporate procedures. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

Based on the foregoing, and subject to the qualifications, exceptions and assumptions stated herein, we are of the opinion that:

1. The Shares have been duly authorized for issuance and, when issued, delivered and paid for, as contemplated in the Registration Statement and prospectus, the Shares will be validly issued, fully paid and non-assessable.

2. When the Warrants are issued, delivered and paid for, as contemplated in the Registration Statement and prospectus, the Warrants will constitute valid and binding obligations of the Company.

3. The Warrant Shares have been duly authorized for issuance and, when issued and delivered against payment therefor upon the exercise of the Warrants in accordance with the terms therein, the Warrant Shares will be validly issued, fully paid and non-assessable.

4. When the Units are issued, delivered and paid for, as contemplated in the Registration Statement and prospectus, the Units will constitute valid and binding obligations of the Company.

With regard to our opinion concerning the Warrants and Units constituting valid and binding obligations of the Company:

1. Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

2. Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

3. We express no opinion as to any provision of the Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

4. We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or jurisdiction provided for in the Warrants.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations. This opinion is limited to the laws of the State of Delaware as in effect on the date hereof and as to the Warrants constituting valid and legally binding obligations of the Company, the applicable laws of the State of New York in effect on the date hereof that, in our experience, are normally applicable to transactions of the type contemplated by the Warrants. We express no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the use of our name as your counsel under “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder. This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein. This opinion letter is not a guaranty nor may one be inferred or implied.

Very truly yours,

/s/ Blank Rome LLP
Blank Rome LLP